Exhibit 99.35

CONSENT OF JPMORGAN CHASE BANK N.A.

February 14, 2007

The Board of Directors
NYSE Euronext, Inc.
c/o NYSE Group, Inc.
11 Wall Street
New York, New York 10005

We hereby consent to the use in this Post-Effective Amendment No. 1 to the Registration Statement on Form S-4 (File No. 333-137506) (the "Registration Statement") and the prospectus which forms part of the Registration Statement, of the direct English translation that appears in the Registration Statement and prospectus of an extract of the analyses of the economic terms of the French exchange offer contained in the French exchange offer prospectus (note d'information) that has received visa number 07-018 from the French Autorité des Marchés Financiers on January 18, 2007. The foregoing analyses were prepared for inclusion in the French exchange offer prospectus (note d'information) and do not constitute an opinion regarding the fairness of the consideration offered nor a recommendation to Euronext shareholders with respect to the offer. In giving such consent, we do not admit and we hereby disclaim that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended (the "Securities Act"), or the rules and regulations of the U.S. Securities and Exchange Commission (the "SEC") promulgated thereunder, nor do we hereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term "experts" as used in the Securities Act or the rules and regulations of the SEC promulgated thereunder.

/s/ HUBERT PRESCHEZ By Hubert Preschez Executive Director